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                         October 4, 2022

       Henry A. Fernandez
       Chairman and Chief Executive Officer
       MSCI Inc.
       7 World Trade Center
       250 Greenwich Street, 49th Floor
       New York, NY 10007

                                                        Re: MSCI Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 16,
2022
                                                            File No. 001-33812

       Dear Henry A. Fernandez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program